Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of V2X, Inc. of our report dated October 11, 2021, except for the effects of the revisions discussed in Note 2 to the combined financial statements, as to which the date is September 1, 2022, relating to the financial statements of the Mission Critical Solutions and Training Services Business (a business of Raytheon Technologies Corporation), which appears in V2X, Inc.’s Current Report on Form 8-K/A dated September 1, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 1, 2022